CONSENT OF INDEPENDENT AUDITORS

         We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 33-9756, 33-19289, 33-28059, 33-43156 and 33-65363)
pertaining to the 1986 Employee Stock Purchase Plan, the 1987 Stock Plan, the 1987 Stock Plan, as amended, the 1986 Employee Stock Purchase Plan, as amended, and the Amended and Restated 1986 Employee Stock Purchase Plan and 1995 Director Stock Option Plan, respectively, of Fluor Daniel GTI, Inc., formerly Groundwater Technology, Inc., of our report dated May 26, 1995, with respect to the consolidated financial statements and schedule of Fluor Daniel GTI, Inc. included in the Annual Report (Form 10-K) for the year ended April 27, 1996.



                                             /s/ ERNST & YOUNG LLP


Boston, Massachusetts
July 22, 1996